------------------------------
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                      UNITED STATES             OMB Number:         0145
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                                                ------------------------------
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                            Rigel Energy Corporation
- ------------------------------------------------------------------------------
                                (Name of Issuer)


                            Common Stock No Par Value
- ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    76655L101
 -----------------------------------------------------------------------------
                                 (CUSIP Number)


                  Scott B. Bernstein, Esq., Caxton Corporation,
                              315 Enterprise Drive
                              Plainsboro, NJ 08536
                                 (609) 936-2580
- ------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                 August 15, 1996
 -----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [].

Check the following box if a fee is being paid with the statement []. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,
and for any subsequent amendment containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

- ----------------------                        ------------------------------
CUSIP NO.   76655L101                          Page    2    of    7   Pages
- ----------------------                        ------------------------------


- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Caxton International Limited
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) []
                                                                      (b) []


- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        OO
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

          British Virgin Islands
- ------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              0
    NUMBER OF     ------------------------------------------------------------
     SHARES         8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  2,031,294
      EACH        ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                  ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              2,031,294
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,031,294
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.63%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          CO
- ------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- -----------------------                       ------------------------------
CUSIP NO.   76655L101                          Page    3    of    7   Pages
- -----------------------                       ------------------------------


- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Overbrook Limited Partnership
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) []
                                                                     (b) []


- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
- ------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

          Delaware, United States of America
- ------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                               0
    NUMBER OF     ------------------------------------------------------------
     SHARES         8     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   224,966
      EACH        ------------------------------------------------------------
    REPORTING       9     SOLE DISPOSITIVE POWER
     PERSON
      WITH                     0
                  ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                               224,966
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          224,966
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        .40%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

        PN
- ------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- ----------------------                        --------------------------------
CUSIP NO.   76655L101                           Page    4    of    7   Pages
- ----------------------                        --------------------------------


- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bruce S. Kovner
- ------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) []
                                                                       (b) []


- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          WC
- ------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

          United States
- ------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              1,691,231
    NUMBER OF     ------------------------------------------------------------
     SHARES         8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  2,256,260
      EACH        ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    1,691,231
                  ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              2,256,260
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,947,491
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.05%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
- ------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- ----------------------                        ------------------------------
CUSIP NO.   76655L101                          Page    5    of    7   Pages
- ----------------------                        ------------------------------


- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter P. D'Angelo
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) []
                                                                       (b) []


- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

          PF
- ------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OR ORGANIZATION

          United States
- ------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              57,252
    NUMBER OF     ------------------------------------------------------------
     SHARES         8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH        ------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    57,252
                  ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              0
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          57,252
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* []


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .10%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

          IN
- ------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

The Schedule 13D, filed on May 9, 1996, of (i) Caxton International Limited, a British Virgin Islands corporation ("Caxton International");
(ii) Overbrook Limited Partnership, a Delaware limited partnership ("Overbrook"); (iii) Mr. Bruce Kovner; (iv) Mr. Peter P. D'Angelo, and (v) Troye Limited Partnership, a Connecticut limited partnership ("Troye"), with respect to the shares of Common Stock no par value (the "Common Stock"), of Rigel Energy Corporation, an Alberta, Canada corporation (the "Company"), beneficially owned by them, is hereby amended by this Amendment No. 1 as follows:


Item 5. Interest in Securities of the Issuer

         Item 5(a) is hereby supplemented by the addition of the following:

         (a) As of the date hereof (i) Caxton International beneficially owns 2,031,294 shares of Common Stock, constituting approximately 3.63% of such shares outstanding; (ii) Overbrook beneficially owns 224,966 shares of Common
Stock, constituting approximately .40% of such shares outstanding; (iii) Mr. Kovner beneficially owns 3,947,491 shares of Common Stock constituting approximately 7.05% of such shares outstanding and (iv) Mr. D'Angelo beneficially owns 57,252 shares of Common Stock, constituting approximately .10% of such shares outstanding. Troye ceased to beneficially own any shares of Common Stock prior to the most recent filing on Schedule 13D. By reason of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Mr. Kovner may be deemed to beneficially own the shares of Common Stock beneficially owned by each of Caxton International and Overbrook. When such shares are totaled (3,947,491 shares), they constitute approximately 7.05% of such shares outstanding. The percentages used herein are calculated based upon 56,008,100 shares of Common Stock issued and outstanding as of August 7, 1996, based upon conversations with the Company.

         Item 5(c) is hereby supplemented by the addition of the following:

(c) The trading date, number of shares sold and price per share for all transactions by each of Caxton International, Overbrook, Mr. Kovner and Mr. D'Angelo since the most recent filing on Schedule 13D are as follows:


                                             No. of Shares      Price Per
     Owner                    Trade Date         Sold              Share

Caxton International          8/15/96           507,222          CN$12.30
Overbrook                     8/15/96            56,175          CN$12.30
Bruce Kovner                  8/15/96           422,307          CN$12.30
Peter D'Angelo                8/15/96            14,296          CN$12.30




                                Page 6 of 7 pages

         All sales were effected in a brokered transaction through and pursuant to the rules of the Toronto Stock Exchange.

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  August 19, 1996            CAXTON INTERNATIONAL LIMITED



                                   By:  /s/Barbara Morton
                                        -----------------------------------
                                   Title:  Vice President


                                   By:  /s/ Maxwell Quinn
                                        -----------------------------------
                                   Title:  Secretary and Director

                                   OVERBROOK LIMITED PARTNERSHIP



                                   By:  /s/ Peter P. D'Angelo
                                        -----------------------------------
                                   Title:  President of Caxton Corporation,
                                             General Partner


                                  /s/ Peter P. D'Angelo, attorney-in-fact
                                  -----------------------------------------
                                  Bruce S. Kovner


                                  /s/ Peter P. D'Angelo
                                  -----------------------------------------
                                  Peter P. D'Angelo



                                Page 7 of 7 pages